                                  SCHEDULE 14A

                                 (RULE 14a-101)

                    Information Required in Proxy Statement
                            Schedule 14A Information

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. - )


     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /


     Check the appropriate box:

     / / Preliminary Proxy Statement

     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

     / / Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(c)(2))


                         DEKALB GENETICS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)




--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     / / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2)
         or Item 22(a) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

             ------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined).

             ------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

             ------------------------------------------------------------------

         (5) Total fee paid:

             ------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:
                                     ----------------------------------------

         (2) Form, Schedule or Registration Statement No.:
                                                           ------------------
         (3) Filing Party:
                           --------------------------------------------------
         (4) Date Filed:
                           --------------------------------------------------

                          DEKALB GENETICS CORPORATION

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 13, 1997

     The Annual Meeting of Stockholders of DEKALB Genetics Corporation (the "Company") will be held at the Kishwaukee College Auditorium, 21193 Malta Road, Malta, Illinois 60150, on Monday, January 13, 1997 at 3:00 p.m., Central Standard Time, for the following purposes:

          (1) To elect four directors.

          (2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Enclosed herewith is a Proxy Statement setting forth information with respect to the election of directors and certain other information.

     Only stockholders holding shares of Class A Common Stock of record at the close of business on November 22, 1996 will be entitled to vote at the meeting.

     Class A Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors

                                          John H. Witmer, Jr., Secretary

December 6, 1996

                          DEKALB GENETICS CORPORATION
                               3100 SYCAMORE ROAD
                             DEKALB, ILLINOIS 60115

                               ------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of DEKALB Genetics Corporation (the "Company") to be held on January 13, 1997, or at any adjournment or adjournments thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are located at 3100 Sycamore Road, DeKalb, Illinois 60115.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of revocation given to the Secretary of the Company or by filing with him a later dated proxy. All shares of the Company's Class A Common Stock, without par value, represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting. Such proxies and this Proxy Statement are being sent to stockholders on or about December 6, 1996.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of shares of Class A Common Stock of record at the close of business on November 22, 1996 will be entitled to vote at the meeting. At the record date, there were outstanding 2,410,388 shares of Class A Common Stock. In addition, the Company had outstanding on such date 14,671,180 shares of Class B Common Stock which are not entitled generally to vote. Each share of Class A Common Stock is entitled to one vote upon each matter to be voted on at the meeting. Stockholders do not have the right to cumulate votes in the election of directors and directors will be elected by a plurality of the votes cast. Consequently, votes that are withheld in the election of directors and broker non-votes will not affect the outcome of the election of directors.

                     COST AND METHOD OF PROXY SOLICITATION

     The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of the Company's Class A Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

                INFORMATION CONCERNING NOMINEES FOR DIRECTOR AND
                  OTHER DIRECTORS WHO WILL CONTINUE IN OFFICE

     At the meeting, four directors are to be elected to hold office for a term of three years or until his or her successor is duly elected and qualified. Proxies submitted pursuant to this solicitation will be voted, unless specified otherwise, for the election of the four persons named as nominees, each of whom, except for William M. Ziegler (who has not yet served as a director), has served continuously as a director of the

Company since the date indicated below. All nominees (except for Mr. Ziegler and Dr. Fraley) were elected as directors by vote of the stockholders. In the event any of the nominees, all of whom have expressed an intention to serve if elected, fail to stand for election, the persons named in the enclosed form of proxy may vote for substitute nominees in their discretion.

     There are eight directors whose present terms of office will continue after the meeting until 1998 or 1999, as indicated below. Each has served continuously as a director of the Company since the date indicated beside his or her name.

     Also set forth below is the principal occupation of each nominee and continuing director during the past five years.

                   NAME AND PRINCIPAL OCCUPATION                       AGE      DIRECTOR SINCE
-------------------------------------------------------------------    ---     ----------------
Nominees for Director Whose Terms Will Expire in 2000:
Tod R. Hamachek....................................................    50      June 1, 1992
     Mr. Hamachek is President and Chief Executive Officer of
     PENWEST, Ltd., a leading supplier of corn-based specialty
     products for the paper industry, food grade starches for the food and confectionery industries, and non-active ingredients for the pharmaceutical industry. He is a director of PENWEST,
     Ltd., Northwest Natural Gas Company and The Seattle Times Co.
     Mr. Hamachek is a member of the Compensation Committee.
John T. Roberts....................................................    38      July 1, 1993
     Mr. Roberts is Chief Financial Officer and Treasurer of Quest
     Environmental Resources Corporation, a distributor of
     environmental safety products. Mr. Roberts is a member of the
     Compensation Committee.
Richard O. Ryan....................................................    54      June 15, 1988
     Mr. Ryan is President and Chief Operating Officer of the
     Company. Mr. Ryan is a member of the Executive Committee.
William M. Ziegler.................................................    39
     Mr. Ziegler is Special Projects Director of Ceregen, a unit of
     Monsanto Company that develops chemical, biotechnology and seed products for agriculture. He was Business Director, Corn and Soybeans of Ceregen until he assumed his present position in November 1996. He was with Booz, Allen & Hamilton until
     March 1993.
Directors Whose Terms Will Expire in 1998:
H. Blair White.....................................................    69      August 29, 1988
     Mr. White is Of Counsel to Sidley & Austin, a law firm that provides legal services to the Company. He is a director of
     R.R. Donnelley & Sons Company. Mr. White is Chairman of the
     Compensation Committee and of the Executive Committee.
Bruce P. Bickner...................................................    53      June 15, 1988
     Mr. Bickner is Chairman and Chief Executive Officer of the
     Company. Mr. Bickner was Chairman of the Board and Chief
     Executive Officer of DEKALB Energy Company until November
     1992. He is a director of Castle BancGroup, Inc. and NICOR
     Inc. Mr. Bickner is a member of the Executive Committee.

                   NAME AND PRINCIPAL OCCUPATION                       AGE      DIRECTOR SINCE
-------------------------------------------------------------------    ---     ----------------
Dr. Charles J. Arntzen.............................................    55      August 1, 1990
     Dr. Arntzen is President and Chief Executive Officer of the
     Boyce Thompson Institute for Plant Research, Inc. He was
     Manager, Plant Biotechnology Program, Institute of Biosciences
     and Technology of Texas A & M University until he assumed his present position in August 1995. He was deputy Chancellor for
     Agriculture and Dean of the College of Agriculture and Life
     Sciences of Texas A & M University until January 1992. He also serves on the University of Chicago's Board of Governors for the Argonne National Laboratory. Dr. Arntzen is Chairman of
     the Audit Committee.
Virginia Roberts Holt..............................................    41      January 16, 1996
     Mrs. Holt is President of Charles A. Lowe & Associates, an
     audiology practice. Mrs. Holt is a member of the Audit
     Committee.
Directors Whose Terms Will Expire in 1999:
Allan Aves.........................................................    65      August 29, 1988
     Mr. Aves is a farmer and is a director of the Illinois Farm
     Bureau, the former President and a director of the DeKalb
     County Farm Bureau and the former President and Chairman of the Board of the American Soybean Association. He is a member of the Audit Committee.
Douglas C. Roberts.................................................    44      August 29, 1988
     Mr. Roberts is Vice President-Marketing of the Company. He
     held the position of Director, U.S. Business Units of the
     Company's seed division from May 1993 until February 1995 when he was elected to his present position. He was Corn Product
     Director of the Company's seed division until May 1993. Mr.
     Roberts is a member of the Executive Committee.
Paul H. Hatfield...................................................    60      October 13, 1992
     Mr. Hatfield is Chairman, President and Chief Executive
     Officer of Petrolite Corporation, a manufacturer of specialty chemicals. He was Chairman of Hatfield Capital Group, a
     private investment company, from February 1995 until November
     1995. He was Vice President of Ralston Purina Company and
     President and Chief Executive Officer of Protein Technologies
     International until February 1995. He is a director of
     Petrolite Corporation and PENWEST, Ltd. Mr. Hatfield is a
     member of the Audit Committee.
Dr. Robert T. Fraley...............................................    43      April 16, 1996
     Dr. Fraley is President of Ceregen, a unit of Monsanto Company that develops chemical, biotechnology and seed products for agriculture. He was Group Vice President and General Manager of the New Products Division of Monsanto Company until he
     assumed his present position in January 1995. He was Vice
     President of Technology with responsibility for crop chemical and plant biotechnology research and development for The
     Agricultural Group of Monsanto Company until February 1993. He was Director of the Plant Science research group of Monsanto
     Company until April 1992. He is a director of Calgene, Inc.
     Dr. Fraley is a member of the Executive Committee.

                       BOARD OF DIRECTORS AND COMMITTEES

     The business of the Company is managed by or under the direction of the Board of Directors. The Board has established several committees whose principal functions are briefly described below. During fiscal 1996, the Board of Directors held seven meetings. All of the directors attended at least 75 percent of the meetings of the Board and the Committees on which they served during the year. Directors who are not employees of the Company or nominees of Monsanto Company are paid $14,000 annually, plus $1,000 per day for attending meetings of the Board of Directors, meetings of the committees of the Board of Directors or for attending other meetings at the request of the Company, plus expenses for attending meetings. An additional fee of $1,000 per year is paid to each of the Chairmen of the Executive, Compensation and Audit Committees.

     Pursuant to the DEKALB Genetics Corporation Director Stock Option Plan (the "Director Plan"), directors who are not officers or employees of the Company or nominees of Monsanto Company may elect to receive options to purchase shares of Class A Common Stock of the Company in lieu of cash compensation ("Director Options"). The number of shares of Class A Common Stock subject to each Director Option shall be equal to the nearest number of whole shares determined by dividing the amount of the Annual Retainer and Meeting Fees by 25 percent of the Fair Market Value (as defined below) of a share of Class A Common Stock on the date of the annual meeting of stockholders of the Company. For purposes of the Director Plan, the "Annual Retainer" is equal to the amount the director will be entitled to receive for serving as a director in the relevant year and the "Meeting Fees" are equal to the amounts the director will be entitled to receive for attendance at all regularly scheduled meetings of the Board of Directors or any committee of the Board of Directors of which he is a member in the relevant year. If a director does not attend such a Board of Directors or committee meeting (including non-attendance because any meeting was not held), the director will forfeit that portion of the Director Options related to the Meeting Fees for that meeting. The per share exercise price of the Class A Common Stock subject to each Director Option will be 75 percent of the Fair Market Value of a share of Class A Common Stock on the date prior to the date such Director Option was granted. Under the Director Plan, the "Fair Market Value" of a share of Class A Common Stock is the last price per share at which a share of the Company's Class B Common Stock is sold in the regular way on the Nasdaq National Market System ("Nasdaq") on the day prior to the day each Director Option is granted, or, in the absence of any reported sales on such day, the first preceding day on which there were such sales.

     The Executive Committee is authorized to act in lieu of the Board between meetings of the Board and recommends to the Board nominees for the Board. The Executive Committee will consider suggestions for Board nominees by shareholders if such suggestions are received in writing by the Secretary of the Company on or before May 31 of each year. The Executive Committee held two meetings during fiscal 1996.

     The Audit Committee reviews periodically with independent auditors the performance of the services for which such auditors are engaged, including reviewing the scope of the annual audit and its results, reviewing the adequacy of the Company's internal accounting controls with management and auditors, and reviewing fees charged by the Company's independent auditors. The Audit Committee held three meetings during fiscal 1996.

     The Compensation Committee reviews and recommends to the Board of Directors compensation to be paid to senior officers of the Company. During fiscal 1996, the Compensation Committee held three meetings. Certain members of the Board of Directors serve, along with officers of the Company, on committees administering various employee benefit plans of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of November 22, 1996 the beneficial ownership of the Class A and Class B Common Stock of the Company (including shares as to which a right to acquire ownership exists (e.g., through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934) of each director and director nominee, each Named Executive Officer (as defined below) and all directors and executive officers as a group. All share and per share numbers in this Proxy Statement have been revised to reflect the three-for-one split of the Class A and Class B Common Stock to shareholders of record on May 10, 1996:

                                                          NUMBER OF SHARES OF COMMON STOCK OWNED
                                                        BENEFICIALLY AND PERCENTAGES OF EACH CLASS
                                                          OUTSTANDING ON NOVEMBER 22, 1996(1)(2)
                                                       --------------------------------------------
                                                        CLASS A         %         CLASS B       %
                                                       ---------      ------      -------      ----
Dr. Charles J. Arntzen(3)...........................      18,063        .744           --        --
Allan Aves(4).......................................      41,387       1.688           --        --
Bruce P. Bickner(5).................................     169,094       6.573           --        --
Richard T. Crowder(6)...............................      17,000        .700           --        --
Dr. Robert T. Fraley................................          --          --           --        --
Tod R. Hamachek(7)..................................      33,897       1.387           --        --
Paul H. Hatfield(8).................................      31,011       1.270           --        --
Virginia Roberts Holt(9)(10)........................   1,371,390         (18)      23,844      .163
Thomas R. Rauman(11)................................      22,400        .921          546      .004
Douglas C. Roberts(10)(12)..........................   1,371,390         (18)      34,113      .233
John T. Roberts(10)(13).............................   1,371,390         (18)      20,451      .139
Richard O. Ryan(14).................................      87,510       3.510       12,450      .085
H. Blair White(15)..................................      62,130       2.530           --        --
John H. Witmer, Jr.(16).............................      59,800       2.422           --        --
William M. Ziegler..................................          --          --           --        --
All of the above and all other executive officers as
  a group
  (19 persons)(17)..................................   1,886,318(18)  62.869(18)   92,554      .631

---------------
 (1) Unless otherwise noted, the named individual has sole voting and investment power with respect to the shares of Class A (voting) Common Stock and sole investment power with respect to the shares of Class B (non-voting) Common Stock listed.

 (2) The Securities and Exchange Commission defines the beneficial owner of a security as including any person who has sole or shared voting or investment power with respect to such security.

 (3) 18,063 shares of Class A Common Stock subject to options which may be acquired on or prior to January 21, 1997.

 (4) Includes 40,937 shares of Class A Common Stock subject to options which may be acquired on or prior to January 21, 1997.

 (5) Includes 162,200 shares of Class A Common Stock subject to options which may be acquired on or prior to January 21, 1997.

 (6) 17,000 shares of Class A Common Stock subject to options which may be acquired on or prior to January 21, 1997.

 (7) 33,897 shares of Class A Common Stock subject to options which may be acquired on or prior to January 21, 1997.

 (8) 31,011 shares of Class A Common Stock subject to options which may be acquired on or prior to January 21, 1997.

 (9) The number of shares of Class A Common Stock reported represents (i) 1,335,825 shares of Class A Common Stock held pursuant to a Voting Trust Agreement of which Virginia Roberts Holt is a Voting Trustee, plus (ii) 35,565 shares of Class A Common Stock subject to options granted to Virginia Roberts Holt, Douglas C. Roberts or John T. Roberts which may be acquired on or prior to January 21, 1997 (4,977 of which shares relate to options granted to Virginia Roberts Holt). All of such shares are also reported in this table as being beneficially owned by Douglas C. Roberts and John T. Roberts. Of the 1,335,825 shares of Class A Common Stock held pursuant to the Voting Trust Agreement, 423,810 shares are represented by a Trust Certificate held by Virginia Roberts Holt. Included are 52,794 shares of Class A Common Stock which (together with 18,504 shares of Class B Common Stock) are held in trusts for the benefit of the children of Virginia Roberts Holt of which she or her spouse is the trustee. The provisions of such Voting Trust Agreement and related agreements are described under "Certain Shareholder Agreements." The shares of Class B Common Stock listed above include 3,390 shares of Class B Common Stock held by her spouse.

(10) Douglas C. Roberts, John T. Roberts and Virginia Roberts Holt are brothers and sister.

(11) Includes 22,400 shares of Class A Common Stock subject to options which may be acquired on or prior to January 21, 1997.

(12) The number of shares of Class A Common Stock reported represents (i) 1,335,825 shares of Class A Common Stock held pursuant to a Voting Trust Agreement of which Douglas C. Roberts is a Voting Trustee, plus (ii) 35,565 shares of Class A Common Stock subject to options granted to Virginia Roberts Holt, Douglas C. Roberts or John T. Roberts which may be acquired on or prior to January 21, 1997 (9,600 of which shares relate to options granted to Douglas C. Roberts). All of such shares are also reported in this table as being beneficially owned by Virginia Roberts Holt and John T. Roberts. Of the 1,335,825 shares of Class A Common Stock held pursuant to the Voting Trust Agreement, 418,161 shares are represented by a Trust Certificate held by Douglas C. Roberts. Included are 67,854 shares of Class A Common Stock which (together with 7,560 shares of Class B Common Stock) are held in trusts for the benefit of the children of Douglas C. Roberts of which he or his spouse is the trustee. The provisions of such Voting Trust Agreement and related agreements are described under "Certain Shareholder Agreements." The shares of Class B Common Stock listed above include 1,290 shares of Class B Common Stock held by his spouse.

(13) The number of shares of Class A Common Stock reported represents (i) 1,335,825 shares of Class A Common Stock held pursuant to a Voting Trust Agreement of which John T. Roberts is a Voting Trustee, plus (ii) 35,565 shares of Class A Common Stock subject to options granted to Virginia Roberts Holt, Douglas C. Roberts or John T. Roberts which may be acquired on or prior to January 21, 1997 (20,988 of which shares relate to options granted to John T. Roberts). All of such shares are also reported in this table as being beneficially owned by Virginia Roberts Holt and Douglas C. Roberts. Of the 1,335,825 shares of Class A Common Stock held pursuant to the Voting Trust Agreement, 423,339 shares are represented by a Trust Certificate held by John T. Roberts. Included are 56,097 shares of Class A Common Stock which (together with 13,671 shares of Class B Common Stock) are held in trusts for the benefit of the children of John T. Roberts of which he or his spouse is the trustee. The provisions of such Voting Trust Agreement and related agreements are described under "Certain Shareholder Agreements." The shares of Class B Common Stock listed above include 3,390 shares of Class B Common Stock held by his spouse.

(14) Includes 83,000 shares of Class A Common Stock subject to options which may be acquired on or prior to January 21, 1997.

(15) Includes 45,210 shares of Class A Common Stock subject to options which may be acquired on or prior to January 21, 1997.

(16) Includes 58,300 shares of Class A Common Stock subject to options which may be acquired on or prior to January 21, 1997.

(17) Includes 589,984 shares of Class A Common Stock subject to options which may be acquired on or before January 21, 1997.

(18) As shown in footnotes 9, 12 and 13 and as described under "Certain Shareholder Agreements," Douglas C. Roberts, John T. Roberts and Virginia Roberts Holt share voting power with respect to 1,371,390 shares of Class A Common Stock. Accordingly, such shares (which represent 56.068% of the outstanding shares of Class A Common Stock on November 22, 1996) are accounted for in this table at three different places. So that the actual impact of their ownership can be better understood, such multiple counting has been eliminated in the total number reported as beneficially owned by all directors and executive officers. The dispositive power and economic benefits of each of them with respect to such shares, as a percent of the total outstanding shares of Class A Common Stock, is Douglas C. Roberts (17.676%), John T. Roberts (18.275%) and Virginia Roberts Holt (17.752%).

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of November 22, 1996 the beneficial ownership of the Company's Class A Common Stock of each person known by the Company to own beneficially more than five percent of such class of securities and the percentage of all shares of Class A Common Stock that such number of shares represents:

                                                                      PERCENTAGE
                                                                          OF
                                                                     OUTSTANDING
                                                                      SHARES OF
                                                   SHARES OWNED        CLASS A
               NAME AND ADDRESS                   BENEFICIALLY(1)    COMMON STOCK
-----------------------------------------------   ---------------    ------------
John T. Roberts
Virginia Roberts Holt
Douglas C. Roberts
Charles C. Roberts
Mary R. Roberts
  c/o Douglas C. Roberts.......................      1,371,390(2)       56.068%
       DEKALB Genetics Corporation
       3100 Sycamore Road
       DeKalb, Illinois 60115
Monsanto Corporation(3)........................        242,721          10.070%
  800 North Lindbergh Blvd.
  St. Louis, Missouri 63167
Bruce P. Bickner(4)............................        169,094           6.573%
  11702 Deerpath Road
  Sycamore, Illinois 60178

---------------
(1) The Securities and Exchange Commission defines the beneficial owner of a security as including any person who has sole or shared voting or investment power with respect to such security.

(2) Charles C. Roberts and Mary R. Roberts are husband and wife and are the father and mother of John T. Roberts, Virginia Roberts Holt and Douglas C. Roberts. The shares reported represent shares held pursuant to a Voting Trust Agreement of which each of them is a Voting Trustee, plus shares subject to options held by them, which shares may be acquired on or prior to January 21, 1997. See notes 9, 12 and 13 on pages 5 and 6. The provisions of such Voting Trust Agreement and related agreements are described under "Certain Shareholder Agreements."

(3) Monsanto has entered into a Stockholders' Agreement, the provisions of which are described under "Certain Shareholder Agreements."

(4) See Note 5 on page 5.

                         CERTAIN SHAREHOLDER AGREEMENTS

     The following describes certain provisions of (i) a Voting Trust Agreement (the "Voting Trust Agreement") among each of Douglas C. Roberts, Virginia Roberts Holt, John T. Roberts, Charles C. Roberts and Mary R. Roberts (the "Voting Trustees"), individually and as trustees of trusts created for the benefit of their spouses or children (the Voting Trustees and such trusts being referred to as the "Shareholders"), (ii) a Roberts Family Shareholder Agreement (the "Family Shareholder Agreement") among the Shareholders and (iii) a Stockholders' Agreement (the "Monsanto Stockholders' Agreement") among the Shareholders and Monsanto Company ("Monsanto"). Such description has been based on information set forth in a Schedule 13D filed with the Securities and Exchange Commission by the Voting Trustees.

VOTING TRUST AGREEMENT

     Pursuant to the terms of the Voting Trust Agreement, the shares of Class A Common Stock listed under "Principal Stockholders" as being beneficially owned by the Voting Trustees were transferred to the Voting Trustees for deposit pursuant to the Voting Trust Agreement, and the Voting Trustees issued trust certificates ("Trust Certificates") in respect of such shares. The Voting Trust Agreement provides that any Shareholder who subsequently acquires any shares of Class A Common Stock of the Company will deposit such shares with the Voting Trustees to be held pursuant to the Voting Trust Agreement (any shares deposited with the Voting Trustees pursuant to the Voting Trust Agreement are referred to as "Subject Shares").

     The Voting Trust Agreement provides that the Voting Trustees have full right and power to vote all Subject Shares upon all matters submitted to a vote or consent of shareholders of the Company and that the Voting Trustees will vote all Subject Shares as a unit in accordance with the determination of a majority of the Voting Trustees, except that with respect to the Investment Agreement Matters (as defined herein under "-- Monsanto Stockholders' Agreement") or business combinations (as defined in the Monsanto Stockholders' Agreement) involving the Company ("Company Business Combinations"), the Voting Trustees will vote in accordance with the instructions of holders of Trust Certificates or, if no instructions are given, in accordance with the recommendation of the Board of Directors of the Company.

     All dividends or distributions upon the Subject Shares will be paid by the Voting Trustees to the holders of Trust Certificates ratably based on the number of Subject Shares reflected on the Trust Certificates, except that any dividend or distribution of voting stock of the Company will be deposited pursuant to the Voting Trust Agreement.

     The Voting Trustees have no power to sell or otherwise dispose of any Subject Shares, except that the Voting Trustees are required to tender or exchange Subject Shares in accordance with the terms of any tender or exchange offer if (i) the Voting Trustees are so instructed by the holder of the Trust Certificate for such Subject Shares and (ii) such tender or exchange offer, if consummated, would result in the beneficial ownership by a group or person of all of the shares of Class A and Class B Common Stock and the Company has previously published its position or recommendation with respect to such tender or exchange offer pursuant to applicable rules under the Securities Exchange Act of 1934, as amended (any such tender or exchange offer described in this clause
(ii) being referred to as a "Qualifying Tender Offer").

     The Voting Trust Agreement will terminate with respect to any Subject Share on the earliest to occur of (i) the withdrawal of such Subject Share in accordance with the provisions of the Family Shareholder Agreement, (ii) the written agreement of all Voting Trustees and (iii) when the voting of such Subject Share ceases to be vested in the Voting Trustees.

FAMILY SHAREHOLDER AGREEMENT

     The Family Shareholder Agreement provides that no Shareholder will sell, withdraw from the Voting Trust Agreement or otherwise dispose of any interest in Subject Shares except as provided in the Family Shareholder Agreement. Each Shareholder has agreed not to sell, convey, transfer, assign or otherwise dispose of ("transfer") any interest in any Class A Common Stock or other voting common or voting preferred stock of the Company, any option, warrant or other right to acquire Class A Common Stock or such other voting stock or any security exchangeable for or convertible into Class A Common Stock or such other voting stock (collectively, "Company Voting Stock"), unless such Shareholder has withdrawn the Subject Shares from the Voting Trust Agreement after compliance with the procedures described in the following paragraph.

     Any Shareholder desiring to withdraw Subject Shares from the Voting Trust Agreement must give written notice to the other Shareholders, each of whom will then have an option to purchase his or her pro rata portion of such Subject Shares at a market price based on a thirty day average of the daily closing prices for the Class B Common Stock on Nasdaq (or, if there is no such market price, an appraised value for such Subject Shares). If such other Shareholders have not elected to acquire all of such Subject Shares, then each Shareholder who elected to acquire Subject Shares will have a further option to purchase his or her pro rata portion of the Subject Shares which such other Shareholders have not elected to acquire. Any Subject Shares not acquired by such other Shareholders after such further option may be withdrawn from the Voting Trust Agreement and will no longer be subject to the Family Shareholder Agreement.

     The Family Shareholder Agreement provides that the restrictions on transfer therein will not apply to certain permitted transfers ("Permitted Transfers") specified therein, including (i) certain pledges of Company Voting Stock, (ii) a transfer of Company Voting Stock to other Shareholders or their spouses, descendants or certain other trusts or other entities, (iii) any exchange, conversion or transfer of Company Voting Stock in connection with a Company Business Combination, other than any agreement to transfer prior to the Company's execution of an agreement with respect to such Company Business Combination or (iv) any tender or exchange in accordance with the terms of a Qualifying Tender Offer.

     The Family Shareholder Agreement will terminate on January 31, 2006.

MONSANTO STOCKHOLDERS' AGREEMENT

     The Monsanto Stockholders' Agreement was entered into in connection with a series of agreements between the Company and Monsanto described under "Certain Transactions", including an Investment Agreement between the Company and Monsanto (the "Investment Agreement").

     The Investment Agreement provides, among other things, that (i) Monsanto was entitled to nominate one additional member to the Company's Board of Directors (pursuant to such provision Robert T. Fraley was named to the Board) and that Monsanto may nominate for election at the Company's 1997 annual meeting of stockholders, an additional member (pursuant to such provision William M. Ziegler has been nominated for election as a director, as described in this Proxy Statement) to the Company's Board (any such nominee or nominees being referred to as "Monsanto Nominees"), (ii) the By-Laws of the Company were amended to (a) state that the primary business of the Company is the research-based production, marketing, licensing and sale of agronomic seed, including both technology related thereto and products derived therefrom, (b) state that the use of voting securities by the Company to facilitate strategic collaborations is in the Company's best interests (but as to any one strategic collaboration the maximum amount of voting securities of the Company to be issued to any individual, entity or group will not exceed 10% of the voting securities of the Company then outstanding) and (c) prohibit the Company from acquiring any business or assets outside of such primary business that would constitute a substantial part (as defined in the Investment Agreement) of the Company; provided that such By-Law amendments permit the Company to change its primary business, issue voting securities to facilitate a strategic collaboration or acquire any business outside of such primary business unless three (two prior to the Company's 1997 annual meeting of stockholders) of the members of the Board vote against the resolution relating to such change or transaction (such By-Law provisions described in this clause (ii) being referred to as the "By-Law Provisions") and (iii) while Monsanto beneficially owns either 5% of the Class A Common Stock or 20% of the Class B Common Stock, if the Company proposes to issue for cash (subject to specified limitations) any shares of Common Stock, securities convertible into such shares or options, warrants or rights to acquire such shares ("Equity"), Monsanto will have the right to purchase all or any portion of its pro rata share of such Equity on the terms set forth in the Investment Agreement (the provisions described in this clause
(iii) being referred to as the "Equity Purchase Provisions" and the provisions described in clauses (i), (ii) and (iii) being referred to as the "Investment Agreement Matters").

     The Monsanto Stockholders' Agreement provides that each Shareholder will use best efforts to attend each stockholder meeting for purposes of establishing a quorum and will vote all of its shares of Company Voting Stock in favor of any Monsanto Nominee recommended by the Board of Directors of the Company, provided that such Monsanto Nominee is reasonably satisfactory to the Company. In addition, the Monsanto Stockholders' Agreement provides that each Shareholder will not, without the consent of Monsanto, initiate any action that would result in the amendment of the By-Law Provisions and that each Shareholder will vote its Company Voting Stock in favor of any proposed amendment to the Company's certificate of incorporation to increase the Company's authorized capital stock, which amendment is required in order for the Company to comply with the Equity Purchase Provisions.

     The Monsanto Stockholders' Agreement provides that except for Permitted Transfers, no Shareholder may transfer any interest in its Company Voting Stock except as provided by the Monsanto Stockholders' Agreement, and that, with limited exceptions, no Shareholder will convert any Class A Common Stock to Class B Common Stock until such time as such Shareholder has entered into a binding agreement to sell or convey such Class B Common Stock to a third party.

     If any Shareholder desires to transfer any interest in its Company Voting Stock (other than a Permitted Transfer) such Shareholder will make a written offer to Monsanto (a "Shareholder Offer") to purchase such Company Voting Stock and Monsanto will have the option to purchase all but not less than all of such Company Voting Stock for the price and upon the terms upon which such Shareholder proposes to transfer such Company Voting Stock. If Monsanto rejects the Shareholder Offer, Monsanto has the exclusive right for a period of time to propose alternative terms for such purchase. If Monsanto does not accept the Shareholder Offer and Monsanto and such Shareholder have not otherwise reached an agreement regarding such purchase within such time period, then such Shareholder may offer and sell such Company Voting Stock to any person or entity on terms that are at least as favorable to such Shareholder as those set forth in the Shareholder Offer or those offered by Monsanto in any counter offer.

     In the event of any involuntary transfer of any Company Voting Stock (other than a Permitted Transfer), Monsanto will have an exclusive option to purchase all but not less than all of the Company Voting Stock subject to the involuntary transfer in cash at a purchase price (i) based on a thirty day average of the daily closing prices for the Class B Common Stock on Nasdaq or (ii) if the Company Voting Stock is not Class A Common Stock or if the Class B Common Stock is not publicly traded, based on the fair market value thereof determined by an investment banking firm.

     The Monsanto Stockholders' Agreement will be effective until the earlier of
(i) the termination of the collaboration agreement entered into between the Company and Monsanto (except if it is terminated by reason of a material breach thereof by the Company or by reason of a governmental decree caused by voluntary action of the Company), (ii) Monsanto owning less than 5% of the outstanding Class A Common Stock or less than 50% of the highest percent of the outstanding Common Stock beneficially owned by Monsanto after completion of any purchases in the market of Class B Common Stock by Monsanto as permitted under the Investment Agreement during the one year period after the March 8, 1996 closing under the Investment Agreement (the "Closing"), (iii) the termination of the Investment Agreement or (iv) the eleventh anniversary of the Closing or any subsequent anniversary of the Closing upon notice by Monsanto or a majority in interest of the Company Voting Stock by persons who are then Shareholders.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid by the Company and its subsidiaries for the fiscal years indicated to the Chief Executive Officer and to the four most highly compensated executive officers, other than the Chief Executive Officer, serving at the end of fiscal 1996 (the "Named Executive Officers"):

                                                                            LONG TERM
                                                                          COMPENSATION
                                                                       -------------------
                                                                        AWARDS     PAYOUTS
                                                                       ---------   -------
                                        ANNUAL COMPENSATION            NUMBER OF
       NAME AND                -------------------------------------   SECURITIES
  PRINCIPAL POSITION                                  OTHER ANNUAL     UNDERLYING   LTIP        ALL OTHER
  AT AUGUST 31, 1996    YEAR    SALARY     BONUS     COMPENSATION(1)   OPTIONS(2)  PAYOUTS   COMPENSATION(3)
----------------------  ----   --------   --------   ---------------   ---------   -------   ---------------
Bruce P. Bickner......  1996   $294,231   $379,688       $11,140         14,100    $     0       $52,346
Chairman and Chief      1995    285,016    225,000        20,389         11,250          0        28,277
  Executive Officer     1994    269,992     55,800        14,782              0          0        17,300
Richard O. Ryan.......  1996    239,423    276,094         6,836         24,000          0        31,103
President and Chief     1995    231,369    119,250         7,952         18,000          0        16,860
  Operating Officer     1994    196,969     41,850         6,765              0          0         7,631
Richard T. Crowder....  1996    214,635    136,000             0         21,000          0        25,253
Sr. Vice President,     1995    171,514     52,400             0         15,000          0        94,893
  International(4)      1994         --         --            --             --         --            --
Thomas R. Rauman......  1996    159,615     87,000         6,498         15,000     14,000        16,664
Vice President,         1995    153,093     33,500         6,472         13,500          0        10,623
  Finance and CFO       1994    116,185     20,000        17,797          6,000          0        21,451
John H. Witmer, Jr....  1996    164,808     77,125         1,235          3,000          0        15,992
Senior Vice President   1995    164,885     43,000           331              0          0        14,135
  and General Counsel   1994    144,723     39,825         1,089              0          0         6,054

---------------
(1) Other Annual Compensation for fiscal 1996 arose from the following sources:
    Taxable income for executive car participants (Mr. Bickner - $2,448, Mr. Ryan - $6,701, Mr. Rauman - $6,498); Personal use of company airplane (Mr. Bickner - $6,408, Mr. Ryan - $135, Mr. Witmer - $1,235) (pursuant to Compensation Committee guidelines); reimbursement to Mr. Bickner for income taxes related to benefit plan of $2,284.

(2) No restricted stock or stock appreciation rights (SARs) were awarded to the Named Executive Officers during fiscal 1994, 1995 or 1996.

(3) All Other Compensation for fiscal 1996 arose from the following sources:
    Company contributions to the Company's Deferred Compensation Plan (Mr. Bickner - $32,675, Mr. Ryan - $19,063, Mr. Crowder - $11,309, Mr. Rauman -
    $4,941 and Mr. Witmer - $4,055); Company contributions to the Company's Savings and Investment Plan (Mr. Bickner - $11,460, Mr. Ryan - $11,460, Mr. Crowder - $11,460, Mr. Rauman - $11,460 and Mr. Witmer - $11,460); and reimbursement for life insurance premiums (Mr. Bickner - $8,211, Mr. Ryan - $580, Mr. Crowder - $484, Mr. Rauman - $263 and Mr. Witmer - $477); and Company payment to Mr. Crowder of $2,000 for spouse international travel benefit.

(4) Mr. Crowder's employment with the Company began October 26, 1994.

                        OPTION GRANTS DURING FISCAL 1996

     The following table sets forth the number of shares of Class A Common Stock that were granted subject to options during fiscal 1996 to each Named Executive Officer receiving such a grant:

                                                        INDIVIDUAL GRANTS
                                -----------------------------------------------------------------
                                                        PERCENTAGE OF
                                                         TOTAL SHARES
                                NUMBER OF SECURITIES      GRANTED TO      EXERCISE
                                 UNDERLYING OPTIONS       EMPLOYEES       PRICE PER    EXPIRATION       GRANT DATE
            NAME                     GRANTED(1)         IN FISCAL 1996      SHARE         DATE       PRESENT VALUE(2)
-----------------------------   --------------------    --------------    ---------    ----------    ----------------
Bruce P. Bickner.............          14,100                 8.2%         $ 16.083      01/15/06        $129,015
Richard O. Ryan..............          24,000                14.0%         $ 16.083      01/15/06        $219,600
Richard T. Crowder...........          21,000                12.2%         $ 16.083      01/15/06        $192,150
Thomas R. Rauman.............          15,000                 8.7%         $ 16.083      01/15/06        $137,250
John H. Witmer, Jr...........           3,000                 1.7%         $ 16.083      01/15/06        $ 27,450

---------------
(1) These options to purchase Class A Common Stock of the Company were granted under the Company's Long-Term Incentive Plan (LTIP) at an exercise price of 100 percent of fair market value on the date of grant. The options are exercisable over a period of not more than ten years from the date of grant. The stock option grants were made effective January 16, 1996. Vesting is over a three-year period from the date of grant, with one-third of the options vesting on January 16, 1997, one-third vesting on January 16, 1998, and the final one-third vesting on January 16, 1999.

(2) Grant date present value is based on a Black-Scholes option pricing model adapted for use in valuing executive stock options. In calculating the grant present values set forth in the table, a factor of 40% has been assigned to the volatility of the common stock, the annual dividend assumption is $0.28 per share, the interest rate has been fixed at 8.00% and the exercise of options has been assumed to occur at the end of the actual option term of ten years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the actual value, if any, an executive may realize will depend on the common stock price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

               AGGREGATED OPTION EXERCISES DURING FISCAL 1996 AND
                       FISCAL 1996 YEAR-END OPTION VALUES

     The following table sets forth the number of shares of Class A and Class B Common Stock that were purchased pursuant to options exercised, and the number and value of shares subject to unexercised options at August 31, 1996, for each of the Named Executive Officers:

                                                              NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                OPTIONS HELD AT                    OPTIONS AT
                              SHARES                           AUGUST 31, 1996(1)              AUGUST 31, 1996(2)
                             ACQUIRED         VALUE       ----------------------------    ----------------------------
          NAME              ON EXERCISE    REALIZED(2)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------   -----------    -----------    -----------    -------------    -----------    -------------
Bruce P. Bickner.........        -0-             -0-        153,750          21,600       $ 4,262,781      $ 407,730
Richard O. Ryan..........        -0-             -0-         69,000          36,000       $ 1,871,418      $ 676,008
Richard T. Crowder.......        -0-             -0-          5,000          31,000       $   112,915      $ 570,587
Thomas R. Rauman.........      3,000          59,125         10,900          26,000       $   256,081      $ 504,921
John H. Witmer, Jr.......        -0-             -0-         57,300           3,000       $ 1,585,660      $  49,251

---------------
(1) No employee of the Company holds any SARs relating to Class A or Class B Common Stock.

(2) Market value of underlying securities at exercise or year-end, minus the exercise price. Market value is based on the $32.50 per share closing price on Nasdaq of the Class B Common Stock on August 31, 1996.

             LONG-TERM INCENTIVE PLANS -- AWARDS DURING FISCAL 1996

     The following table sets forth the long-term incentive awards made during fiscal 1996 to each Named Executive Officer receiving such an award:

                                                                             ESTIMATED FUTURE PAYOUTS UNDER
                                            NUMBER OF        PERFORMANCE       NON-STOCK PRICE BASED PLANS
                                        PERFORMANCE UNITS    PERIOD UNTIL    -------------------------------
                NAME                       AWARDED(1)         MATURATION     THRESHOLD    TARGET     MAXIMUM
-------------------------------------   -----------------    ------------    ---------    -------    -------
Bruce P. Bickner.....................         56,400           08/31/98       $28,200     $56,400    $98,700
Richard O. Ryan......................         32,400           08/31/98       $16,200     $32,400    $56,700
Richard T. Crowder...................         21,000           08/31/98       $10,500     $21,000    $36,750
Thomas R. Rauman.....................         16,800           08/31/98       $ 8,400     $16,800    $29,400
John H. Witmer, Jr...................         14,400           08/31/98       $ 7,200     $14,400    $25,200

---------------
(1) The targeted value of each performance unit is $1.00 with a maximum payout of $1.75 per unit. The performance units vest over a three-year period with one-third vesting at the end of the first year, one-third vesting at the end of the second year and the final third vesting at the end of the third year. For all Named Executive Officers, the payment is based on earnings per share for fiscal year 1998.

           ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS OF SERVICE

     The following table sets forth the estimated annual retirement benefits payable upon retirement pursuant to the Company's retirement plans for the indicated levels of remuneration and years of service for each Named Executive
Officer:

   FINAL                                              YEARS OF SERVICE
  AVERAGE                         --------------------------------------------------------
COMPENSATION                         10          15          20          25          30
------------                      --------    --------    --------    --------    --------
  $125,000......................   $ 25,000    $ 37,500    $ 50,000    $ 62,500    $ 75,000
   150,000......................     30,000      45,000      60,000      75,000      90,000
   175,000......................     35,000      52,500      70,000      87,500     105,000
   200,000......................     40,000      60,000      80,000     100,000     120,000
   225,000......................     45,000      67,500      90,000     112,500     135,000
   250,000......................     50,000      75,000     100,000     125,000     150,000
   275,000......................     55,000      82,500     110,000     137,500     165,000
   300,000......................     60,000      90,000     120,000     150,500     180,000
   325,000......................     65,000      97,500     130,000     162,500     195,000
   350,000......................     70,000     105,000     140,000     175,000     210,000
   375,000......................     75,000     112,500     150,000     187,500     225,000
   400,000......................     80,000     120,000     160,000     200,000     240,000
   425,000......................     85,000     127,500     170,000     212,500     255,000
   450,000......................     90,000     135,000     180,000     225,000     270,000
   475,000......................     95,000     142,500     190,000     237,500     285,000
   500,000......................    100,000     150,000     200,000     250,000     300,000

     The defined benefit plan for executives is based upon the average annualized salary (consisting of salary and bonus) of the last 36 consecutive months prior to October 1, 1993, at which time the pension plan was suspended. Compensation earned after that date and future service shall not be included when calculating pension benefits. At October 1, 1993, average annualized salary for each of the Named Executive Officers who is eligible to participate is as follows: Bruce P. Bickner -- $380,590; Richard O. Ryan -- $250,452; John H. Witmer, Jr. -- $227,836; Thomas R. Rauman -- $128,782.

     The credited years of service for each of the following Named Executive Officers is:

            Bruce P. Bickner...............................................    18
            Richard O. Ryan................................................    14
            John H. Witmer, Jr.............................................    15
            Thomas R. Rauman...............................................    23

     The benefits are calculated by determining the average annualized earnings of the applicable 36 months and multiplying this by the number of years of service times two percent. These benefits will be reduced by social security benefits, qualified pension plan benefits and benefits from a profit sharing plan previously provided by the Company. The benefit table assumes that the participant will retire at age 65. If not, the benefit will be reduced by three percent for every year retirement takes place before age 65.

     Mr. Crowder is not eligible for the above retirement benefit. The Company has guaranteed that his annual retirement benefit starting at age 65 (from Social Security, the Company's qualified retirement plans (excluding the Company's 401(k) plan as it was in effect in September 1994) and the Company's non-qualified retirement plans) will equal or exceed an amount equal to two percent times his years of service times his average annual compensation during his last thirty-six months of employment. At August 31, 1996, Mr. Crowder's average annual compensation was $197,371 and his years of credited service was one.

                             EMPLOYMENT AGREEMENTS

     The Company has entered into written employment agreements with all of the Named Executive Officers. Each employment agreement provides for a one-year term and is subject to successive one-year extensions unless notice of termination is given. The employment agreements provide for the following base salaries for fiscal 1997 to be paid to the executive officers: Mr. Bickner ($330,000), Mr. Ryan ($250,000), Mr. Crowder ($225,000), Mr. Rauman ($165,000) and Mr. Witmer
($170,000). Those executive officers will have Company performance-related bonus opportunities which have been set for a target bonus of $260,000; $165,000; $110,000; $80,000 and $57,000, respectively, which could be exceeded if performance merits. Each employment agreement provides that if the executive officer is terminated prior to the expiration of the term of the agreement such executive officer will also be entitled to termination pay equal to 24 months' base salary and target bonus in the case of Messrs. Bickner and Ryan, 12 months' base salary and target bonus in the case of Mr. Crowder and 12 months' base salary in the case of Messrs. Witmer and Rauman. Messrs. Bickner, Ryan, and Crowder are subject to noncompetition limitations for periods of time equaling the length of their termination pay.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     With input on competitive and recommended practices from external independent consultants, the Compensation Committee of the Board of Directors has overseen the development and implementation of Company compensation programs which seek to enhance Company profitability and shareholder value. The Company's objective is to closely align the senior managers' financial interests with those of the Company's shareholders. The Company subscribes to a total compensation theory in which base salary, annual bonus, benefits, perquisites and long-term incentives as components of the compensation package are considered individually and in total. The Company considers three factors in determining the levels and proportions of these compensation components for executive managers.

     The most important element is the Company's past and expected financial performance and whether bonus payments are consistent with shareholder return. Primary factors in determining shareholder return are net earnings and the accomplishment of specific strategic objectives that will enhance earnings and asset return. These specific strategic objectives include goals such as market share gains, new product development, strategic plan development and marketing plan accomplishment.

     Secondly, consideration is given to the competitive practice of like-sized companies and similar industries for paying positions with equivalent responsibilities. The Company uses both a seed industry survey and general industry surveys in determining external pay levels. The seed industry survey is conducted by the American Seed Trade Association ("ASTA") and covers pay practices of 23 competitive seed companies. The primary general industry compensation surveys used are conducted by William M. Mercer, Inc. and Hewitt Associates. Emphasis is placed on companies with $200-500 million in annual sales.

     The Company's compensation goal is to target its executives to be paid competitive rates when performance expectations are met and above competitive levels when expectations are exceeded. The Company targets its executives to be paid between the 50th and 75th percentile of competitive rates when performance expectations are met. As a guideline, no bonus will be awarded until 80 percent of the related objective has been reached. At that level of performance, approximately 50 percent of bonus target will be paid. Bonus payments will increase until 100 percent of target is paid at 100 percent objective accomplishment. Performance in excess of the objective will earn a bonus payment over target. Base salaries are normally at or about the 50th percentile of competitive practice. The portion of annual cash compensation subject to performance bonus accomplishment is normally at or greater than the competition.

     Finally, internal pay equity within the Company between executive positions is considered. Individual performance, responsibility level and length of time in position are all factors in determining placement within the appropriate salary range. Major determinants of responsibility level are size of assets managed and the ability to influence profitability.

     Criteria for determining fiscal 1996 annual performance bonuses for the Named Executive Officers included earnings, profit contribution, market share and specific individual objectives.

     The following table summarizes fiscal 1996 bonus opportunities and criteria for the Named Executive Officers:

                                                                     CRITERIA AS A PERCENT OF BONUS TARGET
                                                  1996 BONUS        ----------------------------------------
                                                   TARGET AS            NET                       INDIVIDUAL
                                               PERCENT OF TOTAL      CORPORATE       SEGMENT      STRATEGIC
                    NAME                       CASH COMPENSATION    PERFORMANCE    PERFORMANCE    OBJECTIVES
--------------------------------------------   -----------------    -----------    -----------    ----------
Bruce P. Bickner............................          43%                75%          12.5%          12.5%(1)
Richard O. Ryan.............................          39%              62.5%          37.5%             --
Richard T. Crowder..........................          28%                13%          87.0%             --
Thomas R. Rauman............................          27%                60%          20.0%            20%(2)
John H. Witmer, Jr..........................          24%                50%             --            50%(3)

---------------
(1) Included an objective on a Strategic Research Plan.

(2) Included objectives on mainframe migration and executive information system.

(3) Included objectives on intellectual property rights and business review and internal audit plans.

     Certain members of the Committee, in their capacity as the DEKALB Genetics Corporation Long-Term Incentive Plan Administrative Committee, periodically grant key employees, including the Named Executive Officers, awards under the Company's Long-Term Incentive Plan ("LTIP"). The LTIP provides the flexibility to grant longer term incentives in a variety of forms including stock options, stock appreciation rights and restricted stock. The Committee currently views stock options and performance unit grants which the Committee also grants from time to time (the only awards currently outstanding) as the best long term incentive vehicles to ally the interests of management and shareholders. In awarding stock options and performance units, the Committee reviews and approves individual recommendations made by the Chief Executive Officer and the President. The Committee in turn determines the awards for the CEO and the President.

     Factors used in determining individual award size are competitive practice (awards needed to attract and retain management talent), rank within the Company (internal equity), responsibility for asset management

(size of job) and ability to affect profitability. In each individual case, previous option and performance unit grants are considered in determining the size of new awards.

     The Committee, as it deems appropriate, seeks outside professional counsel on the value, size, term and criteria of awards. Hewitt was last retained in this capacity in fiscal 1992.

     The foregoing Compensation Committee Report has been furnished by:

        H. Blair White, Chairman
        Tod R. Hamachek
        John T. Roberts

                   COMPARISON OF CUMULATIVE FIVE-YEAR RETURNS
           ASSUMES $100 INVESTED ON 9/1/91 AND DIVIDEND REINVESTMENT

                                      LOGO

(1) There are no published industry or line of business indices that parallel the Company's primary business endeavors, nor is there a group of publicly-traded companies in the same business lines. Therefore, an index of all Nasdaq traded companies with a market capitalization of $500 million to $1 billion (excluding financial institutions) has been selected as the Peer Group Index (198 companies). The index is weighted for relative market capitalization.

(2) The Peer Group Index used in last year's Proxy Statement was an index of all Nasdaq traded companies with a market capitalization of $150 to $300 million (excluding financial institutions) (462 companies). Because the Company's market capitalization exceeded $300 million on August 31, 1996, the table includes the new Peer Group Index and the old Peer Group Index for comparative purposes.

(3) The Company is not part of the S&P 500 index and is traded on Nasdaq. Therefore, the Nasdaq Stock Index has been selected as the Broad-Based Index.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     H. Blair White, a director of the Company, is Of Counsel to the law firm of Sidley & Austin. Sidley & Austin provided legal services to the Company during the past year.

           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

     Directors and officers of the Company are required under Section 16 of the Securities Exchange Act of 1934 to report to the Securities and Exchange Commission their transactions in, and beneficial ownership of, the Company's Class A Common Stock, Class B Common Stock and other equity securities of the Company. Reports received by the Company during the last fiscal year indicate that Janis M. Felver, who is an executive officer of the Company, filed one late report relating to one transaction.

                              CERTAIN TRANSACTIONS

     On January 31, 1996, the Company entered into a series of agreements with Monsanto, including an agreement which provides for a long-term research and development collaboration with Monsanto in the field of agricultural biotechnology, particularly corn seed. The Company and Monsanto also entered into cross-licensing agreements covering insect-resistant and herbicide-tolerant corn products targeted to reach the market over the next three years.

     During the third quarter of fiscal 1996, DEKALB completed a sale of equity to Monsanto as part of the Investment Agreement between the Company and Monsanto. Monsanto purchased from the Company 242,721 newly issued shares of Class A Common Stock at a price per share of $21.67 and 1,134,000 newly issued shares of Class B Common Stock at a price per share of $21.67. As a result of the new stock issued to Monsanto, the total number of outstanding shares of Common Stock of the Company rose to over 17.0 million from about 15.6 million.

     Monsanto also acquired 5,178,555 shares of Class B Common Stock in a cash tender offer at a price of $23.67 per share. Upon completion of the tender offer, Monsanto held approximately ten percent of the outstanding shares of Class A Common Stock and approximately 43 percent of the outstanding shares of Class B Common Stock. See "Principal Stockholders". Additionally, the Company received $4.0 million from Monsanto in March 1996, the first payment under the companies' collaboration agreement, which calls for total payments of $19.5 million over the term of the agreement.

     The Investment Agreement, among other things: (i) provides Monsanto with the right, for one year after the Closing to purchase in the market additional shares of Class B Common Stock so long as the total Common Stock owned by Monsanto does not exceed 40% of the Common Stock outstanding at such time (Monsanto purchased 253,800 shares of Class B Common Stock on or before August 31, 1996 which brought the total Common Stock owned by Monsanto to 39.932% of the Common Stock outstanding on such date), (ii) restricts the ability of Monsanto to transfer securities of the Company, (iii) provides the Company under specified circumstances with a right of first refusal in respect of certain proposed transfers by Monsanto of securities of the Company, (iv) limits for ten years, subject to certain exceptions, the ability of Monsanto to acquire additional securities of the Company, (v) requires the Company to provide notice to Monsanto of certain transactions in order to provide Monsanto with the opportunity to propose an alternative transaction to the Company and (vi) prohibits Monsanto from engaging in specified activities. See "Certain Shareholder Agreements" for a description of other provisions of the Investment Agreement and related agreements.

     During fiscal 1996 the Company incurred an expense of $150,000 owed to Monsanto as part of a research collaboration entered into pursuant to the Collaboration Agreement and License entered into between the companies on January 31, 1996.

     Pursuant to the Investment Agreement, in April, 1996 the Board of Directors of the Company increased the size of the Board and named Dr. Robert T. Fraley, President of the Ceregen unit at Monsanto, to the Board. In addition, pursuant to the Investment Agreement, the Board has nominated for election to the Board at the 1997 annual meeting of stockholders, William M. Ziegler, Special Projects Director, of the Ceregen unit of Monsanto. See "Information Concerning Nominees for Directors and Other Directors Who Will Continue in Office" and "Certain Shareholder Agreements."

     The Company is obligated to support the nominations made in accordance with the terms of the Investment Agreement. The Investment Agreement further provides that, during any period in which Monsanto is entitled to nominate one or more members to the Company's Board, the Company will use all reasonable efforts to assure that there be at least three members of its Board who are independent of the Company, Monsanto and certain large holders of Class A Common Stock.

                                    AUDITORS

     Arthur Andersen LLP performed the audit of the fiscal 1996 financial statements of the Company. Representatives of Arthur Andersen are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if they desire to do so and will be available to respond to appropriate inquiries from stockholders.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                      FOR THE JANUARY 1998 ANNUAL MEETING

     Stockholder proposals to be included in the proxy soliciting materials for the Annual Meeting of Stockholders of the Company following the completion of fiscal 1996 must be received by the Company no later than August 8, 1997.

     In addition, the Company's By-Laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director or the submission of a proposal (other than nominations and proposals submitted at the direction of the Board) at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable By-Law provision may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

                DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

     Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in respect of any such other matter in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          John H. Witmer, Jr., Secretary

DeKalb, Illinois
December 6, 1996

                         DEKALB GENETICS CORPORATION
                     PROXY - ANNUAL MEETING OF STOCKHOLDERS
                               January 13, 1997

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated December 6, 1996. Bruce P. Bickner and
H. Blair White, each with full power of substitution, and acting alone, are hereby constituted proxies of the undersigned and authorized to attend the Annual Meeting of Stockholders of DEKALB Genetics Corporation, a Delaware corporation (the "Company"), to be held at the Kishwaukee College Auditorium, 21193 Malta Road, Malta, Illinois 60150, on January 13, 1997 at 3:00 P.M., Central Standard Time, or any adjournment or adjournments of such meeting, and to represent and vote all shares of Class A Common Stock of the Company which the undersigned is entitled to vote:

(1) FOR / / election of the four (4) nominees for director named in the accompanying Proxy Statement, namely: Tod R. Hamachek, John T. Roberts, Richard O. Ryan and William M. Ziegler and for the terms described in the Proxy Statement.

      INSTRUCTION: To withhold authority to vote for any individual nominee, write each such nominee's name below.

      --------------------------------------------------------------------------

      WITHHOLD / / authority to vote for all of the aforementioned nominees as director.

(2) In their discretion, upon any other business that may properly come before the meeting or adjournment thereof.

     This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED HEREIN AND, IN THE ABSENCE OF SUCH SPECIFICATIONS, WILL BE VOTED FOR PROPOSAL
(1).



PLEASE MARK, SIGN, DATE AND RETURN        Date:
THIS PROXY CARD PROMPTLY USING THE             ---------------------------------
ENCLOSED ENVELOPE.                    / / I expect to attend this meeting.

                                      / / I do not expect to attend this
                                          meeting.

                                      ------------------------------------------

                                      ------------------------------------------

                                      Please sign exactly as your stock is
                                      registered.  Joint owners should each
                                      sign personally.  Executors,
                                      administrators, trustees, etc. should so indicate when signing.

                                                                 [FRONT OF CARD]

                        INSTRUCTIONS TO CITIBANK, F.S.B.
                  FOR VOTING OF PARTICIPANT'S INTEREST IN THE
            DEKALB GENETICS CORPORATION SAVINGS AND INVESTMENT PLAN

     The undersigned, as a participant in the Company Common Stock Fund of the DEKALB Genetics Corporation Savings and Investment Plan, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated December 6, 1996. Furthermore, the undersigned hereby instructs Citibank, F.S.B., as Trustee, (a) to appoint Bruce P. Bickner and H. Blair White, each with full power of substitution, and acting alone, as proxies of the undersigned; (b) to authorize such proxies to attend the Annual Meeting of Stockholders of DEKALB Genetics Corporation, a Delaware corporation (the "Company"), to be held at the Kishwaukee College Auditorium, 21193 Malta Road, Malta, Illinois 60150, on January 13, 1997 at 3:00 P.M., Central Standard Time, or any adjournment or adjournments of such meeting; and (c) to instruct such proxies to represent and vote all shares of Class A Common Stock of the Company which the undersigned is entitled to vote:

                         (To be Signed on Reverse Side)
--------------------------------------------------------------------------------

                                                                  [BACK OF CARD]

(1) FOR / / election of the four (4) nominees for director named in the accompanying Proxy Statement, namely: Tod R. Hamachek, John T. Roberts, Richard O. Ryan and William M. Ziegler and for the terms described in the Proxy Statement.

      INSTRUCTION: To withhold authority to vote for any individual nominee, write each such nominee's name below.

      --------------------------------------------------------------------------


      WITHHOLD / / authority to vote for all of the aforementioned nominees as director.

(2) In their discretion, upon any other business that may properly come before the meeting or adjournment thereof.


     These instructions are revocable. The undersigned hereby revokes any instructions to vote or act with respect to such interest in the Plan heretofore given by the undersigned.

             PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY
          USING THE ENCLOSED ENVELOPE.  IF THIS CARD IS NOT COMPLETED
                   AND RETURNED ON OR BEFORE JANUARY 9, 1997,
      THE SHARES REPRESENTING YOUR INTEREST IN THE PLAN WILL NOT BE VOTED.

                                    Date:
                                         ---------------------------------------

                                    / /  I expect to attend this meeting.

                                    / /  I do not expect to attend this meeting.


                                    --------------------------------------------
                                                    Signature